Exhibit 99.1
Cuisine Solutions Increases Capacity by 60% in US Manufacturing Facility.
Premium, Fully-Cooked, Frozen Food Manufacturer Continues to Grow.
ALEXANDRIA, Va.—(BUSINESS WIRE)—May 30, 2007 — Cuisine Solutions, Inc. (AMEX: FZN — News) announced today that it has purchased equipment and is completing work that will increase the capacity at its US facility by 60%. “The Company has continued its rapid organic growth,” explains CEO Stanislas Vilgrain. “We expanded our manufacturing operations in the US to meet the expected future demand of our customers. Our goal still remains clear. We will be the leader in premium, fully-cooked, frozen food.” The equipment will be installed and operational in July. The $1,718,000 cost of the new equipment, which is being financed through a five year note with Branch Banking and Trust Company (BB&T), is secured by a lien on the equipment. The Company bought a new facility in France last year that will eventually triple its capacity for sales in Europe.
Cuisine Solutions utilizes the “Sous-Vide” technology and methods which means that the products, such as Lamb Shank with Rosemary Mint sauce, Seared Tilapia with Lemon and Green Peppercorn sauce, or Veal Osso Buco, are vacuum sealed and then slowly cooked at very low temperatures immersed in water. The science behind Sous-Vide cooking involves knowing the precise time and temperature that food changes molecular structure. This enables Cuisine Solutions to cook the food for optimum taste, color, and texture. The result is restaurant quality food every time. The Company’s Sous-Vide process also pasteurizes the product and kills all vegetative forms of bacteria, and as the food is sealed in a bag, it is not handled after it is cooked — until you open it to heat and serve. As the products are immediately flash-frozen, there is no need for preservatives in the product. Most of the Cuisine Solutions products have a guaranteed 18 month shelf life.
Cuisine Solutions’ premium, fully cooked, frozen entrees and sauces are sold in retail stores as well as to hotels, convention centers, sporting venues, first class on airlines, trains, and ships, restaurant chains, the military, and more.
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements reflect the intent, belief or current expectations of the company and members of the management team. Investors can identify these forward-looking statements by use of words such as “expects,” “believes,” “will,” “continues,” “goals” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. The Company cannot guarantee that any forward-looking statement will be realized, although it believes that it has been prudent in its plans and assumptions. Achievement of future results is subject to risks, uncertainties, and the possibility of inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated, or projected. The Company does not undertake to update any forward-looking statement that it may make from time to time.

Contact:
     Cuisine Solutions, Inc., Alexandria, VA.
     Lillian Liu, 703-270-2918
     lliu@cuisinesolutions.com